SCHEDULE 14A
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

                                 (Amendment No.)


Filed by the Registrant                       [X]
Filed by a party other than the Registrant    [ ]
Check the appropriate box:
   [ ]   Preliminary Proxy Statement
   [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
   [X]   Definitive Proxy Statement
   [ ]   Definitive Additional Materials
   [ ]   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           UNION BANKSHARES, INC.
  ---------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)


  ---------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


   Payment of Filing Fee (Check the appropriate box):
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                           UNION BANKSHARES, INC.
                           ----------------------
                               20 Main Street
                                 PO Box 667
                            Morrisville, VT 05661
                                802-888-6600


[UNION LOGO]                                                    [CITIZENS LOGO]



                                                                 April 12, 2001

Dear Shareholder,

The 110th annual meeting of Union Bankshares, Inc. will be held May 16th at 3:00 p.m. at the offices of Union Bank, located at 20 Main Street, Morrisville, Vermont. You are cordially invited to attend.

Enclosed with this mailing is a Notice of Annual Meeting, a Proxy Statement and a Proxy Card for voting your shares.

Also enclosed is a copy of the Annual Report of Union Bankshares, Inc. and its wholly owned subsidiaries, Union Bank and Citizens Savings Bank and Trust Company, for the year ended December 31, 2000. The report includes a letter to shareholders, audited consolidated financial statements, summary of financial highlights, management's discussion and analysis of financial results, and other information about the company.

Your attendance and vote at the annual meeting are important. We hope you will join us immediately following the meeting for light refreshments and an informal gathering of shareholders, directors and bank officers.

Sincerely,


/s/ Kenneth D. Gibbons

Kenneth D. Gibbons
President


                           UNION BANKSHARES, INC.
                           ----------------------


[UNION LOGO]


                                  NOTICE OF
                     2001 ANNUAL MEETING OF SHAREHOLDERS
                    TO BE HELD ON WEDNESDAY, MAY 16, 2001

To the Shareholders of
Union Bankshares, Inc.:

The Annual Meeting of Shareholders of Union Bankshares, Inc. (the
"Company") will be held at
3:00 p.m., local time, on Wednesday, May 16, 2001, at the banking offices of Union Bank, 20 Main Street, Morrisville, Vermont, for the following purposes:

      1. To fix the number of directors at nine for the ensuing year and to elect nine directors (or such lesser number as circumstances may warrant), all of whom will serve for one-year terms and until their successors are elected and qualified; and

      2. To consider and act upon any other business which may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on April 2, 2001 as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting or any adjournment thereof.


                                       By Order of the Board of Directors,

                                       /s/ Peter M. Haslam

                                       Peter M. Haslam
                                       Secretary

Morrisville, Vermont
April 12, 2001

                           YOUR VOTE IS IMPORTANT
PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING IN PERSON. SHOULD YOU ATTEND THE MEETING YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON IF YOU SO DESIRE.


                           UNION BANKSHARES, INC.
                               20 Main Street
                            Morrisville, VT 05661

                               PROXY STATEMENT

                       Annual Meeting of Shareholders

                                May 16, 2001

This proxy statement is furnished in connection with the solicitation of proxies by or on behalf of the Board of Directors of Union Bankshares, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held on Wednesday, May 16, 2001, at 3:00 p.m., local time, at the banking offices of the Company's wholly-owned subsidiary, Union Bank, 20 Main Street, Morrisville, Vermont, and at any adjournment thereof. This proxy statement and form of proxy were first sent to shareholders on or about April 12, 2001. A copy of the Company's Annual Report to Shareholders containing its audited consolidated financial statements for 2000 accompanies this proxy statement.

All expenses of this solicitation will be paid by the Company. This solicitation of proxies by mail may be followed by solicitation either in person, or by letter or telephone, by officers or employees of the Company or its wholly-owned banking subsidiaries, Union Bank and Citizens Savings Bank and Trust Company ("Citizens"). The Company will request brokers, banks and other similar agents or fiduciaries to forward proxy materials to beneficial owners of stock and, if requested, will reimburse them for the costs thereof.

Proxy forms duly executed and returned by a shareholder will be voted as directed on the form. If no choice is specified, the proxy will be voted FOR setting the number of directors for the ensuing year at nine (or such lesser number as circumstances may warrant) and election of the nominees named on the proxy card. If other matters are voted upon, the persons named in the proxy form will vote in accordance with the recommendations of the Company's management pursuant to the discretionary authority conferred in the proxy. Any proxy may be revoked by written notice to the Secretary of the Company at any time before it is voted.

In order to constitute a quorum, shares of common stock representing a majority of the total voting power of such shares must be present in person or represented by proxy at the annual meeting. In accordance with Vermont law, the Company intends to count as present for purposes of determining the presence or absence of a quorum, shares present in person but not voting and shares for which it has received proxies but with respect to which holders thereof have withheld voting authority or abstained from voting. Furthermore, shares represented by proxies returned by a broker holding such shares in nominee or "street" name will be counted for purposes of determining whether a quorum exists, even if such shares are not voted on matters where discretionary voting by the broker is not allowed ("broker non-votes").

Directors will be elected by a plurality of the votes cast. Withheld votes and broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on the proposal to elect directors. Approval of any other matter would require that more votes are cast in favor, than are cast against the matter. Abstentions from voting and broker non-votes, if any, are not treated as votes cast and, therefore, would have no effect on the vote results on any such other matter.

The Board of Directors has fixed the close of business on April 2, 2001 as the record date for determining shareholders entitled to notice of, and to vote at, the annual meeting. On that date the Company had 3,029,729 shares of common stock, $2 par value per share, outstanding. Each outstanding share of common stock is entitled to one vote on all matters considered for action by the shareholders. The Company has no other authorized class of stock.

                         SHARE OWNERSHIP INFORMATION

Share Ownership of Management and Principal Holders

The following table shows the number and percentage of outstanding shares of the Company's common stock owned beneficially as of March 15, 2001 by:

      * each incumbent director and nominee for director of the Company;
      * each executive officer of the Company named in the Summary Compensation Table included elsewhere in this proxy statement;
      * all of the Company's directors and executive officers as a group; and
      * each person (including any "group," as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934), known to the management of the Company to own beneficially more than 5% of the Company's outstanding common stock.

Except as otherwise indicated in the footnotes to the table, the named individuals possess sole voting and investment power over the shares listed.


                                                            Shares
                                                         Beneficially     Percent
Shareholder or Group                                        Owned         of Class
--------------------                                     ------------     --------

Directors and Certain Officers:
Cynthia D. Borck                                            2,720(1)         .090
William T. Costa, Jr.                                      17,195(2)         .568
Kenneth D. Gibbons                                         33,780(3)        1.115
Peter M. Haslam                                            56,049(4)        1.850
Franklin G. Hovey, II                                       4,930(5)         .163
William F. Kinney                                          31,272(6)        1.032
Richard C. Marron                                           1,210(2)         .040
Robert P. Rollins                                           3,422            .113
Jerry S. Rowe                                               1,793(2)         .059
Richard C. Sargent                                        431,399(7)       14.239
W. Arlen Smith                                            136,332(8)        4.500

All Directors and Executive Officers as a Group (12)      720,352          23.776

Other 5% or more Shareholders:
Genevieve L. Hovey                                        513,439(9)       16.947
Walter M. Sargent Revocable Trust                         293,510           9.688

--------------------
<F1>  Ms. Borck has shared voting and investment power over 910 of the shares listed. Includes 1,700 shares Ms. Borck has the right to acquire under presently exercisable incentive stock options.
<F2>  Has shared voting and investment power over all but 10 of the shares listed.
<F3>  Mr. Gibbons has shared voting and investment power over 16,800 of the shares listed. Includes 10,000 shares Mr. Gibbons has the right to acquire upon exercise of incentive stock options.
<F4>  Mr. Haslam has shared voting and investment power over 2,250 of the shares listed.
<F5>  Does not include any of the shares disclosed elsewhere in this table as beneficially owned by Mr. Hovey's mother, Genevieve L. Hovey. Mr. Hovey does not possess voting or investment control over such shares and therefore disclaims beneficial ownership of all such shares.
<F6>  Mr. Kinney has shared voting and investment power over 15,631 of the shares listed.
<F7>  Mr. Richard Sargent has shared voting power over 431,389 of the shares listed. The total includes 108,000 shares held by the Copley Fund, a charitable trust of which Mr. Sargent serves as co-trustee. Mr. Sargent does not have any beneficial interest in the trust and disclaims beneficial ownership of all 108,000 shares held by the trust. The total also includes 293,510 shares held by the Walter M. Sargent Revocable Trust, of which Mr. Sargent and members of his family are beneficiaries and of which he became a co-trustee upon the death of the settlor, Walter M. Sargent, on November 22, 2000.
<F8>  Mr. Smith has shared voting and investment power over 23,030 of the shares listed.
<F9>  Includes 231,500 shares held by the Franklin D. Hovey Trust, of which
      Mrs. Hovey is the trustee and beneficiary, and 281,929 shares held by the Genevieve L. Hovey Trust, of which Mrs. Hovey is the settlor and trustee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors to file with the Securities and Exchange Commission reports of their ownership and changes in ownership of the Company's equity securities and to furnish the Company with copies of all such reports. Except as noted in the following sentence, and based solely on its review of copies of Section 16 reports received by it, or on written representations from certain reporting persons that no filings were required for those persons. The Company believes that during 2000 all
Section 16(a) filing requirements applicable to its officers and directors were complied with, except as follow. The filing of a report on Form 4 was inadvertently omitted relating to Ms. Borck's exercise of an incentive stock option in July. The option exercise was reported on Ms. Borck's annual report on Form 5 for 2000. The filing of a report on Form 4 relating to Mr. Rollins' purchase of 859 shares in June was 9 days late.

                       PROPOSAL 1: TO ELECT DIRECTORS

The Company's Restated Articles of Incorporation and By-laws provide for a Board of at least three directors with the exact number to be fixed by the shareholders at each annual meeting. The Board of Directors presently consists of eleven individuals. Directors Peter M. Haslam and William F. Kinney will not stand for re-election as they will have attained the age of 72, which is the mandatory retirement age under the Company's mandatory retirement policy for directors. Each of the other directors will stand for re-election to a one-year term. Accordingly, this year the Board has recommended that the shareholders fix the number of directors for the ensuing year at nine, or such lesser number as circumstances require should any of the nominees listed below be unable to serve.

Set forth below are each incumbent director-nominee's name, age, principal occupation (for the last five years), the year each incumbent was first elected to the Company's Board or (if earlier) that of its subsidiaries, and all positions and offices presently held with the Company. None of the nominees or current directors is related by blood, marriage or adoption (not more remote than first cousin) to any other nominee, director or executive officer of the Company.


                                 Served as
                                 Director
Name and Age                       Since       Principal Occupation
------------                     ---------     --------------------

Cynthia D. Borck, 50(1)(2)         1994        Vice President - Union Bankshares, Inc. and
                                               Senior Vice President - Union Bank
                                               Morrisville, VT

William T. Costa, Jr., 68(2)       1972        President, Costa Realty, Inc.
                                               St. Johnsbury, VT
                                               (commercial properties)

Kenneth D. Gibbons, 54(1)(2)       1989        President, Chief Executive Officer and
                                               Director - Union Bankshares, Inc. and
                                               Union Bank
                                               Morrisville, VT

Franklin G. Hovey, II, 51(2)       1981        President, Hovey Enterprises, Inc.
                                               St. Johnsbury, VT
                                               (real estate)

Richard C. Marron, 63(1)           1997        Owner, Town and Country Motor Lodge
                                               Stowe, Vermont

Robert P. Rollins, 62(1)           1983        Insurance Agent
                                               Morrisville, VT

Jerry S. Rowe, 50(2)               1993        President, Chief Executive Officer and
                                               Director, Citizens Savings Bank & Trust
                                               Company
                                               St. Johnsbury, VT
                                               Vice President, Union Bankshares, Inc.
                                               Morrisville, VT

Richard C. Sargent, 62(1)          1977        Attorney at Law - Sargent Law Office
                                               Morrisville, VT

W. Arlen Smith, 69(1)              1969        Chairman of the Board - Union Bankshares,
                                               Inc. and Union Bank
                                               Morrisville, VT

--------------------
<F1>  Also a director of Union Bank.
<F2>  Also a director of Citizens.

Directors' Compensation

Directors of the Company (including directors who are employees of Union Bank or Citizens) receive an annual retainer of $5,690 for service on the Company's Board of Directors, but do not receive any per meeting or committee meeting fees. Each non-employee Director of the Company also receives fees for his service as a director of Union Bank or Citizens. Non-employee directors of Union Bank receive an annual retainer of $4,390 and a per meeting fee of $434, but do not receive any additional fees for attendance at committee meetings. Mr. Gibbons and Ms. Borck are not separately compensated for their service as directors of Union Bank, but each receives an annual payment of $7,500 from the Company for service on the Board of Citizens.

Certain Directors of the Company participate in the Union Bankshares, Inc. Deferred Compensation Plan, described below under the caption "EXECUTIVE COMPENSATION-Union Bankshares, Inc. Deferred Compensation Plan."

Meeting Attendance

The Company's Board of Directors held 7 regular meetings in 2000 and no special meetings. Each incumbent director attended at least 75% of the aggregate of all such meetings and meetings of Board committees of which he was a member, except Peter Haslam and Walter Sargent (deceased in November, 2000). In addition, all of the Company's Directors serve on the Board of Directors of one or both of the Company's subsidiary banks (which meet at least twice monthly) and on various committees of such Boards.

The only standing committee of the Company's Board of Directors is the Audit Committee, which was formed in February, 2000. The Audit Committee comprises Directors Robert P. Rollins (Chair), Franklin G. Hovey, II and Richard C. Marron. All such members meet the standard of independence for audit committee members contained in the listing requirements of the American Stock Exchange (AMEX). The Audit Committee is responsible for reviewing the reports of the Company's internal and external auditors and for monitoring the Company's adherence to generally accepted accounting principles. During 2000, the Company's Audit Committee met 8 times. A report of the Audit Committee is set forth elsewhere in this proxy statement under the caption "AUDIT COMMITTEE REPORT."

During 2000, compensation committee functions were performed by the Board of Directors of Union Bank and Citizens, for each subsidiary's respective employees. As noted below under the caption "COMPENSATION COMMITTEE REPORT," all Directors of Union Bank and Citizens participated in such decisions for their respective banks, except that Directors Gibbons, Borck and Rowe, who are executive officers of the Company, did not participate in decisions relating to their own compensation. During 2000, the Board of Union Bank met 5 times, and the Board of Citizens met 3 times, to consider compensation-related matters.

Transactions with Management

Some of the incumbent directors, nominees and executive officers of the Company, and some of the corporations and firms with which these individuals are associated, are customers of Union Bank and/or Citizens in the ordinary course of business, or have loans outstanding from such banks, and it is anticipated that they will continue to do business with such banks in the future. All loans to such persons or entities were made in the ordinary course of business, do not involve more than normal risk of collectibility or present other unfavorable features, and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions by such banks with unaffiliated persons, although directors were generally allowed the lowest interest rate given to others on comparable loans.

Citizens leases its Green Mountain Mall branch facility from a real estate corporation of which Director William T. Costa, Jr. is a principal. The lease provides for minimum annual rentals of $24,000 and expires on June 30, 2005.

Compensation Committee Interlocks and Insider Participation

The Company is not aware of the existence of any interlocking relationships between the senior management of the Company and that of any other company.

Vote Required

Unless authority is withheld, proxies solicited hereby will be voted to fix the number of directors at nine and in favor of each of the nine nominees listed above to serve a one-year term expiring at the 2002 annual meeting of shareholders, or until their successors shall be elected and shall qualify. If for any reason not now known by the Company any of such nominees should not be able to serve, proxies will be voted for a substitute nominee or nominees designated by the Board of Directors, or will be voted to fix the number of directors at fewer than nine and for fewer than nine nominees, as the Board may deem it advisable in its discretion.

Election of directors is by a plurality of the votes cast.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.

                           AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors of Union Bankshares, Inc. is composed of three independent directors. The Audit Committee was formed on February 16, 2000 and is comprised of Directors Rollins, Marron and Hovey. The Audit Committee operates under a written charter adopted by the Board of Directors. A copy of the Audit Committee's Charter is attached to this proxy statement as Exhibit A.

The Audit Committee has reviewed and discussed the December 31, 2000 audited financial statements with management. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards ("SAS") No. 61 "Communications with Audit Committees," as amended by SAS No. 90 "Audit Committee Communications." The Audit Committee has received the written disclosures and the letter from the independent public accountants required by Independence Standards Board Standard No. 1, and has discussed with the independent public accountants their independence. Based on the review and discussions referred to above in this report, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the SEC.

Submitted by the Union Bankshares Audit Committee

         Robert P. Rollins (Chair)
         Franklin G. Hovey, II
         Richard C. Marron

                        COMPENSATION COMMITTEE REPORT

During 2000, Union Bankshares, Inc. (the "Company") did not have any salaried employees and did not maintain a Compensation Committee of its Board of Directors. The Company's President and CEO and certain other executive officers of the Company did, however, receive compensation in their capacity as officers of the Company's wholly-owned subsidiary, Union Bank (the "Bank"). Compensation decisions for Union Bank were made by the Bank's Board of Directors, rather than by a separate Board committee. Directors of the Company and the Bank who are also executive officers of the Company and the Bank (President and CEO Kenneth D. Gibbons and Vice-President Cynthia D. Borck) did not participate in the Board's decisions regarding their own or each other's compensation. References in this Report to the Board of Directors are to the Bank's Board.

Salary and performance reviews for the Bank's executive officers are normally done on an annual basis in January of each year. The Board generally attempts to structure compensation packages for the executive officers that will assist in attracting and retaining competent senior management and will provide appropriate rewards for both personal and bank performance. Short-term incentive programs and, at certain levels, stock-based, long term compensation, are also utilized as a means to increase senior management's focus on future growth in corporate earnings and shareholder value.

In determining appropriate executive salary and benefit compensation levels, the Board reviews and compares the performance level of the Bank to its peer group utilizing data available from the FDIC, Alex Sheshunoff and Company, Bank Analysis Center, and other vendors. The Board also considers salary surveys prepared by various companies which specialize in compiling compensation and benefit packages for banks. In particular, the Board reviewed salary surveys covering Northern New England and New England prepared by Berry, Dunn, McNeil and Parker (a CPA and management consulting firm), as well as other published surveys.

In January, 2000, President and CEO, Kenneth D. Gibbons, met with the Board for his annual performance review. At that time Mr. Gibbons' salary was increased from $137,500 to $145,000 per year. In addition, in July Mr. Gibbons was awarded a discretionary cash bonus of 1% of the net income earned by the Bank in the first six months of 2000 ($18,294). Consistent with the Board's practice in prior years, this discretionary 1% bonus was paid only to Mr. Gibbons in light of his unique role as President and CEO of the Company. Mr. Gibbons also participates in the Bank-wide discretionary cash bonus program in which all employees receive a percentage of their base salary as determined by the Board. For 2000 this amounted to a 10.0% of base salary cash bonus paid in November to each employee of the Bank, including Mr. Gibbons and the other senior executives.

In determining Mr. Gibbons' 2000 salary level, the Board also considered the Bank's financial performance for 1999. Return on average equity of 16.5%, return on average assets of 1.81% (highest in Vermont and 90th percentile in national peer group), and an efficiency ratio of 56.4% were attained. These ratios were considered favorable levels and consistent with prior years.

During 2000, no incentive stock options under the 1998 Incentive Stock Option Plan were granted.

Submitted by the Union Bank Compensation Committee*

         W. Arlen Smith         William F. Kinney
         Peter M. Haslam        Robert P. Rollins
         Richard C. Marron      Richard C. Sargent

[FN]
--------------------
* All members of the Board of Directors presently in office, other than Mr. Gibbons and Ms. Borck.

In addition to the foregoing, the year 2000 compensation of Company Vice President Jerry S. Rowe, in his capacity as President and Chief Executive Officer of Citizens, was reviewed and established by the Board of Directors of Citizens, which includes Company Directors Borck, Costa, Gibbons and Hovey.

Pursuant to the rules and regulations of the Securities and Exchange Commission, neither the foregoing Audit Committee Report nor the Compensation Committee Report shall be deemed to be filed with the Commission for purposes of the Securities Exchange Act of 1934, nor shall either such Report be deemed to be incorporated by reference in any past or future filing by the Company under the Securities Exchange Act of 1934 or the Securities Act of 1933, as amended.

                             EXECUTIVE OFFICERS

The following table sets forth certain information regarding the executive officers of the Company.


                           Position(s) with the Company and Subsidiaries
Name and Age               and Occupation for the Past Five Years
------------------------------------------------------------------------

Kenneth D. Gibbons, 54     President, Chief Executive Officer and Director,
                           Union Bankshares, Inc. and Union Bank
                           Morrisville, VT
                           Director, Citizens Savings Bank and Trust Company
                           St. Johnsbury, VT

Jerry S. Rowe, 50          President, Chief Executive Officer and Director,
                           Citizens Savings Bank & Trust Company
                           St. Johnsbury, VT
                           Vice President and Director, Union Bankshares, Inc.
                           Morrisville, VT

Cynthia D. Borck, 50       Vice President, Union Bankshares, Inc. and
                           Senior Vice President and Director, Union Bank
                           Morrisville, VT
                           Director, Citizens Savings Bank and Trust Company
                           St. Johnsbury, VT

Marsha A. Mongeon, 45      Treasurer and Chief Financial Officer, Union
                           Bankshares, Inc. and Senior Vice President and Treasurer,
                           Union Bank
                           Morrisville, VT

Executive Compensation and Benefit Plans

The following table shows annual compensation for services rendered in all capacities to the Company and its subsidiaries during each of the preceding three years, paid to each executive officer of the Company whose total salary and bonus in 2000 exceeded $100,000:

                         Summary Compensation Table


                                                                       Long Term
                                                                      Compensation
                                     Annual Compensation         ---------------------
Name and                       ------------------------------    Securities Underlying         All Other
Principal Position             Year     Salary          Bonus        Options/SARs (1)     Compensation(2)(3)
------------------             ----     ------         ------    ---------------------    ------------------

Kenneth D. Gibbons,            2000    $145,000       $32,753              0                    $18,431
President, Chief Executive     1999     137,500        29,665          2,000 shs.                11,473
Officer and Director of the    1998     130,500        28,475          2,000 shs.                10,021
Company and Union Bank;
Director of Citizens

Jerry S. Rowe                  2000    $133,188       $ 6,625              0                    $18,524
Vice President and             1999     129,037(4)      6,250             N/A                     7,858
Director of the Company;       1998     115,000         5,750             N/A                    10,867
President, Chief Executive
Officer and Director of
Citizens

--------------------
<F1>  The numbers shown in the table represent the shares underlying incentive stock options granted to Mr. Gibbons under the Company's 1998 Incentive Stock Option Plan during 1998 and 1999. All options shown in the table (i) are subject to a one-year holding period from the date of grant before they become exercisable; (ii) expire five years from the date of grant; and (iii) were issued at an exercise price equal to the fair market value of the Company's stock on the date of grant. For this purpose, grant date fair market value was determined by the Board of Directors as there was no active public trading market in the Company's common stock at the time the options were granted (prior to listing of the Company's stock on AMEX).
<F2>  The total for Mr. Gibbons includes Union Bankshares directors' fees
      (2000-$5,690; 1999-$5,472; and 1998-$5,262); and matching employer contributions under the Company's 401(k) plan (2000-$5,241; 1999- $4,866; and 1998-$4,759). Mr. Gibbons also has the use of a bank-owned automobile, which is not reflected in the table. Mr. Gibbons also received $7,500 from the Company in 2000 for services on Citizens' Board.
<F3>  The total for Mr. Rowe includes matching employer contributions under
      Citizens' 401(k) plan (2000-$4,194; 1999-$4,046; and 1998-$3,622);
      and discretionary profit sharing plan contributions (2000-$8,640; 1999-$3,812; and 1998-$7,245). Mr. Rowe also has the use of a bank-owned automobile, which is not reflected in the table. The total for Mr. Rowe in 2000 also includes $5,690 for Union Bankshares directors' fees.
<F4>  Mr. Rowe's annual salary for 1999 includes a one-time payment adjustment in connection with the timing of contributions under the Citizens' 401(k) plan.

Neither the Company nor its subsidiaries has any employment or change in control agreement with Mr. Gibbons or any other senior executive or employee other than Mr. Rowe. Citizens and Mr. Rowe are parties to a three-year renewable employment agreement dated December 10, 1998, which provides for a minimum annual salary of $125,000, and annual salary reviews and increases at the discretion of the Citizens Board. The agreement also provides certain ancillary benefits, including participation in Citizens' benefit plans and programs and discretionary annual bonus payments. The agreement does not provide for any special benefits or payments as a result of a change in control of Citizens.

Union Bankshares, Inc. Deferred Compensation Plan. The Company has in effect a nonqualified deferred compensation plan for directors and executive officers under which participants are able to defer receipt of directors fees, salary or bonus. Participation in the Plan is limited to current participants, which include four of the Company's directors and three of its executive officers, including Mr. Gibbons. Deferred compensation benefits are calculated based on the amount deferred, earnings on deferrals and the length of the deferral period. Payments are generally made in 15 annual installments beginning after age 55, on a date specified by the participant. Payment in a lump sum is possible in some circumstances. The Company has purchased insurance to fund a portion of the benefit payments under the plan. Amounts deferred and benefit accruals under the plan represent a general unsecured obligation of the Company, and no assets of the Company have been segregated to meet its obligations under the plan.

The Board of Directors is reviewing the design, benefit structure and funding mechanism for this Plan, and may modify the terms of the Plan as a result of such review.

Union Bank Discretionary Bonus Payments. Union Bank's Board of Directors has ordinarily paid to Mr. Gibbons each year, after the first two quarters of operations, a discretionary cash bonus of approximately 1% of Union Bank's net income for such period. In addition, Union Bank's Board has ordinarily paid a discretionary annual cash bonus to all employees each year (including Mr. Gibbons) equal to a percentage of base compensation. The applicable percentage for 2000 staff bonuses was 10.0%. These discretionary payments have been a matter of practice and are not embodied in any formal written plan. The Union Bank Board may, in its discretion and at any time, discontinue either or both of these bonus payment practices or modify them in any way, including changing the manner in which the bonus is calculated or time or manner of payment, and changing the persons or categories of persons to whom the bonuses are paid.

Union Bankshares, Inc. Incentive Stock Option Plan. The Company's 1998 Incentive Stock Option Plan, adopted by the Board and approved by the shareholders, is designed to link senior management compensation more closely to corporate performance and to increases in shareholder value, and to assist the Company in attracting, retaining and motivating executive management. The plan is administered by the Company's non-employee Directors. Eligibility for awards is limited to those senior officers and other key employees who are in a position to contribute significantly to the Company's profitability and who are designated by the committee.

Awards under the plan consist of options to purchase shares of the Company's common stock at a fixed price, at least equal to 100% of the fair market value of the shares on the day the option is granted, and for a fixed period of time established by the Board at the time of the grant, but no longer than ten years from the date of option grant. The optionholder may pay for the option shares with either cash or other shares of the Company's common stock (valued at their fair market value, as determined by the committee), including shares withheld upon exercise of the option.

Options granted under the plan contain various provisions and limitations intended to qualify them as incentive stock options under federal income tax laws. Generally, the optionholder will not recognize gain at the time the option is exercised, but only upon later sale of the shares. The total number of shares of the Company's common stock that may be awarded under the plan is 50,000, subject to standard adjustments in the case of stock dividends, stock splits, recapitalization and similar changes in the Company's capitalization.

During 2000, no awards were made under the plan.

The following table shows certain information about the 2000 year-end values of outstanding incentive stock options held by Mr. Gibbons. During 2000, Mr. Gibbons did not exercise any stock options.

            Aggregated Option/SAR Exercises in Last Fiscal Year,
                        and FY-End Option/SAR Values


                                                             Number of       Value of Unexercised
                         Number of                          Unexercised          In-the-Money
                           Shares                         Options/SARs at        Options/SARs
                         Underlying                          FY-End (2)           at FY-End
                        Options/SARs                        Exercisable/         Exercisable/
       Name              Exercised      Value Realized     Unexercisable       Unexercisable(1)
       ----             ------------    --------------    ---------------    --------------------

Kenneth D. Gibbons          N/A               N/A            10,000 / 0          $30,000 / N/A

--------------------
<F1>  Year-end values for the in-the-money options are based on the market value of the Company's common stock on December 31, 2000 ($17.25 per share), less the applicable option exercise price. 2,000 of Mr. Gibbons' 10,000 option shares were in-the-money as of December 31, 2000.

Other Employee Benefit Plans of Union Bankshares, Inc. and Union Bank. Except as described above, the Company and Union Bank do not maintain any special employee benefit plans or arrangements for their senior management; however they do participate in the Company's medical, dental, life, accidental death, disability, and salary continuation insurance plans, and in the Company's 401(k) and pension plans, all of which are available to Union Bank's officers and employees generally. Effective January 1, 2001, the medical and dental plans were merged with the medical and dental plans of Citizens under the auspices of the Company.

The Company's pension plan is a non-contributory defined benefit plan administered by the Board's Retirement Committee which in 2000 consisted of Messrs. Haslam, Kinney, Smith and Union Bank Vice President Craig Wiltshire, who are also designated as plan trustees. The Company's independent actuary consults with the Retirement Committee members on matters of plan administration and funding. All employees of Union Bank join the plan upon completing at least 1,000 hours of service in a consecutive twelve-month period. An employee generally becomes 100% vested in the pension plan after 7 years. Benefits begin on retirement after age 65, although early retirement may be taken after age 55, with an actuarially reduced benefit.

The following table shows estimated annual pension benefits payable to a Union Bank employee under the pension plan upon retirement at age 65 in 2001 under the most advantageous plan provisions available for various levels of compensation and years of service. Benefit calculations are subject to the limitations under the Internal Revenue Code on the amount of the compensation that may be considered in such calculations ($163,333 for 2001) and on the amount of the annual benefit payable under the plan ($140,000 for 2001). The amounts shown in this table are calculated on the basis of a straight-life annuity and upon certain other assumptions regarding social security benefits and compensation trends.


      Assumed Average
       3-year Annual
       Compensation                    Years of Service
      ---------------     -------------------------------------------
                             5          10          15          20
                          -------     -------     -------     -------

         $ 15,000         $ 1,500     $ 3,000     $ 4,500     $ 6,000
         $ 25,000         $ 2,500     $ 5,000     $ 7,500     $10,000
         $ 35,000         $ 3,500     $ 7,000     $10,500     $14,000
         $ 45,000         $ 4,757     $ 9,514     $14,271     $19,028
         $ 55,000         $ 6,082     $12,164     $18,246     $24,328
         $ 65,000         $ 7,407     $14,814     $22,221     $29,628
         $ 75,000         $ 8,732     $17,464     $26,196     $34,928
         $ 85,000         $10,057     $20,114     $30,171     $40,228
         $ 95,000         $11,382     $22,764     $34,146     $45,528
         $105,000         $12,707     $25,414     $38,121     $50,828
         $125,000         $15,357     $30,714     $46,071     $61,428
         $150,000         $18,669     $37,339     $56,008     $74,678
         $163,333         $20,436     $40,872     $61,308     $81,744

As of December 31, 2000, Mr. Gibbons had 17 years of credited service under the Company's Retirement Plan. Mr. Rowe does not participate in this plan.

Citizens Discretionary Bonus Payments. The Citizens Board of Directors has ordinarily paid to Citizens' employees, including Mr. Rowe, a discretionary annual cash bonus based on achievement of certain pre-established financial goals. Mr. Rowe's bonus for 2000 was equal to approximately 5% of his base compensation. These discretionary payments have been a matter of practice and are not embodied in any formal written plan. The Board of Citizens may, in its discretion, and at any time, discontinue its bonus payment practices or modify them in any way, including changing the manner in which the bonus is calculated or the time or manner of payment, or changing the persons or categories of persons to whom the bonuses are paid.

Other Employee Benefit Plans of Citizens. Citizens does not maintain any special employee benefit plans or arrangements for senior management, but executive officers participate in Citizens' disability and salary continuation insurance plans, in Citizens' 401(k) plan, and in the Company's life, medical and dental insurance plans, all of which are available to Citizens' other officers and employees generally.

                            --------------------

The Company's Board of Directors is continuing its review of the overall compensation and benefit structure of the Company and its subsidiaries in connection with the post-merger integration of operations and is evaluating the need and desirability of greater harmonization of compensation and benefit structures throughout the holding company system.

                            INDEPENDENT AUDITORS

The independent certified public accounting firm of A.M. Peisch & Company served as the Company's external auditors for 2000. Representatives of A.M. Peisch & Company will be present at the annual meeting and will be given the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions from shareholders.

Audit Fees

The aggregate fees paid, or expected to be paid, to A.M. Peisch & Company during 2000 for professional services performed for the audit of the Company's consolidated annual financial statements for 2000 and for the review of the interim financial statements included in the Company's
Quarterly Reports on Form 10-Q filed with the Securities and Exchange
Commission for 2000 are approximately $77,400.

Financial Information Systems Design and Implementation

There were no fees paid to A.M. Peisch & Company during 2000 for financial information system design and implementation.

All Other Fees

Fees paid, or expected to be paid, to A.M. Peisch & Company for services for 2000 other than audit are approximately $49,400. These relate mainly to tax services, review of internal controls of the Company's current information systems, services related to the Company's trust operations and consulting on general corporate and banking issues.

The Audit Committee has considered whether the provision of non-audit related services by the Company's external auditors is compatible with maintaining such auditors' independence.

Change in Independent Auditors

Pursuant to the recommendation of the Audit Committee, on February 21, 2001 the Company's Board of Directors approved a change in the Company's external auditors. As of such date the Board dismissed A.M. Peisch &
Company and engaged the accounting firm of Urbach Kahn and Werlin LLP to serve as the Company's external auditors for 2001. The Company did not have any disagreements with A.M. Peisch & Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure during the two most recent fiscal years, and A.M. Peisch & Company had not issued a report in the last two fiscal years containing either a disclaimer or an adverse or qualified opinion, nor had A.M. Peisch & Company subsequently modified any of its reports as to uncertainty, audit scope or accounting principles. In accordance with the rules of the Securities and Exchange Commission, A.M. Peisch & Company has furnished a letter to the Company, addressed to the Commission, stating that it agrees with the foregoing statements.

                            SHAREHOLDER PROPOSALS

Under the rules and regulations of the Securities and Exchange Commission, the Company will be permitted to use its discretionary authority conferred in the proxy card for the annual meeting to vote on a shareholder proposal or director nominee even if the proposal or nominee has not been discussed in the Company's proxy statement, unless the shareholder-proponent has given timely notice to the Company of his or her intention to present the proposal or nominee at the meeting. In order to be considered timely for consideration at the 2002 annual meeting, the shareholder-proponent must have furnished written notice to the Company of the proposal or nominee no later than February 15, 2002.

If a shareholder seeks to have his or her proposal included in the Company's proxy materials for the annual meeting, the notification deadline is earlier than noted in the preceding paragraph. In order to be included in the Company's proxy material for the 2002 annual meeting, shareholder proposals must be submitted in writing to the Secretary of the Company no later than December 3, 2001, and must comply in all respects with applicable rules and regulations of the Securities and Exchange Commission relating to such inclusion. Any such proposal will be omitted from or included in the proxy material at the discretion of the Board of the Company, subject to such rules and regulations.

                                OTHER MATTERS

As of the date of this proxy statement, management knows of no business expected to be presented for action at the annual meeting, except as set forth above. If, however, any other business should properly come before the meeting, the persons named in the enclosed proxy form will vote in accordance with the recommendations of management.

Union Bankshares, Inc.
Morrisville, Vermont


                                                                      EXHIBIT A

                           UNION BANKSHARES, INC.
                           AUDIT COMMITTEE CHARTER

Organization

There shall be a committee of the board of directors to be known as the audit committee. The audit committee shall be composed of directors who are independent of the management of the corporation and are free of any relationship that, in the opinion of the board of directors, would interfere with their exercise of independent judgment as a committee member.

Statement of Policy

The audit committee shall provide assistance to the corporate directors in fulfilling their responsibility to the shareholders, potential shareholders, and investment community relating to corporate accounting, reporting practices of the corporation, and the quality and integrity of the financial reports of the corporation. In so doing, it is the responsibility of the audit committee to maintain free and open means of communication between the directors, the independent auditors, the internal auditors, and the financial management of the corporation.

Responsibilities

In carrying out its responsibilities, the audit committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure the directors and shareholders that the corporate accounting and reporting practices of the corporation are in accordance with all requirements and are of the highest quality.

In carrying out these responsibilities, the audit committee will:

* Review and recommend to the directors the independent auditors to be selected to audit the financial statements of the corporation and its divisions and subsidiaries.

* Meet with the independent auditors and financial management of the corporation to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof review such audit, including any comments or recommendations of the independent auditors.

* Review with the independent auditors, the company's internal auditor, and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the corporation, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper. Further, the committee periodically should review company policy statements to determine their adherence to the code of conduct.

* Review the internal audit function of the corporation including the independence and authority of its reporting obligations, the proposed audit plans for the coming year, and the coordination of such plans with the independent auditors.

* Review a summary of findings from completed internal audits and a progress report on the proposed internal audit plan with explanations for any deviations from the original plan.

* Review the financial statements contained in the annual report to shareholders with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders. Any changes in accounting principles should be reviewed.

* Provide sufficient opportunity for the internal and independent auditors to meet with the members of the audit committee without members of management present. Among the items to be discussed in these meetings are the independent auditors' evaluation of the corporation's financial, accounting, and auditing personnel, and the cooperation that the independent auditors received during the course of the audit.

* Submit the minutes of all meetings of the audit committee to, or discuss the matters discussed at each committee meeting with, the board of directors.

* Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.


                                    PROXY
                           UNION BANKSHARES, INC.
                       ANNUAL MEETING OF SHAREHOLDERS
                                MAY 16, 2001

The undersigned hereby appoints JoAnn Tallman and Marsha Mongeon, or either of them individually, attorney with full power of substitution in each, to vote all of the common stock of Union Bankshares, Inc. that the undersigned is (are) entitled to vote at the Annual Meeting of the Shareholders to be held at the offices of Union Bank, 20 Main Street, Morrisville, Vermont on
Wednesday, May 16, 2001, and at any adjournment thereof.

1.    TO FIX THE NUMBER OF DIRECTORS AT NINE (OR SUCH LESSER NUMBER AS
      CIRCUMSTANCES MAY WARRANT) FOR THE ENSUING YEAR AND TO ELECT THE
      NOMINEES LISTED BELOW.

          [ ]  FOR          [ ]  AGAINST          [ ]  ABSTAIN

      INSTRUCTION: To withhold authority to vote for any individual nominee while voting in favor of the others, strike a line through the nominee's name in the list below:

      Cynthia D. Borck          Franklin G. Hovey, II     Jerry S. Rowe
      William T. Costa, Jr.     Richard C. Sargent        Kenneth D. Gibbons
      Richard C. Marron         Robert P. Rollins         W. Arlen Smith

               (All terms expire at the next annual meeting.)

In their discretion, the persons named as Proxies are authorized to vote upon such other business as may properly come before the meeting.

                 (continued and to be signed on other side)

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR
TO ITS EXERCISE.  THE BOARD RECOMMENDS A VOTE "FOR" ARTICLE 1.  SHARES WILL
BE VOTED AS SPECIFIED.  IF THE PROXY IS SIGNED AND DATED, BUT NO VOTING
SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED
IN FAVOR OF ARTICLE 1.

PLEASE COMPLETE, DATE AND SIGN THIS PROXY CARD IN THE SPACE PROVIDED AND
RETURN IT IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND THE
MEETING IN PERSON.

____ I/we plan to attend in person.  (Number of persons attending: ____)

____ I/we do not plan to attend in person.


                                       Dated:________________________, 2001
                                       Please sign exactly as your name(s)
                                       appear(s) on this proxy card. If
                                       shares are held jointly, both
                                       holders should sign. When signing as
                                       attorney, executor, administrator,
                                       trustee, guardian, please give full
                                       title as such. If a corporation,
                                       please sign in full corporate name
                                       by president or other authorized
                                       officer. If a partnership or entity,
                                       please sign in partnership or entity
                                       name by authorized person.

                                       ____________________________________
                                       Signature

                                       ____________________________________
                                       Signature if held jointly

